Exhibit 5.6

CMS Cameron McKenna LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001, Edinburgh 18 Legal Post LP-2, Edinburgh 6 T +44 131 228 8000 F +44 131 228 8888 www.cms-cmck.com
The Royal Bank of Scotland Group plc RBS Gogarburn PO Box 1000 Edinburgh

31 March 2015
Your ref	-
Our ref	DOCS/EDN/RBG001.00232

Dear Sirs

We have been asked by The Royal Bank of Scotland Group plc (the Company) to deliver opinions of Scottish counsel in connection with the issuance by the Company, on or after the date hereof, of notes under its Series A Senior Notes medium-term notes programme (such notes as may be issued from time to time, the Notes).  The Notes are covered by the Registration Statement filed on Form F-3 with the Securities and Exchange Commission on the date hereof (the Registration Statement).

The Notes are to be issued pursuant to a Senior Debt Securities Indenture dated as of 13 September 2011 (the Senior Indenture) between the Company and The Bank of New York Mellon, acting through its London branch, as trustee (the Trustee), as supplemented by the first supplemental indenture dated as of 13 September 2011 between the Company and the Trustee (the First Supplemental Indenture and, together with the Senior Indenture, the Indenture).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion (collectively, the Documentation), including an Assistant Secretary's Certificate dated 31 March 2015 in respect of the Company and a Deputy Group Treasurer's Certificate dated 31 March 2015 in respect of the Company (collectively, the Company Certificates), and the Senior Commission and Power of Attorney dated as of 25 October 2012 (the Power of Attorney), which sets forth the persons authorised to sign, execute, grant, and deliver various instruments, including the Notes, on behalf of the Company (each such person, an Authorized Person).  We have relied on the Documentation in respect of the accuracy of the matters stated therein, which we have not independently established.  We also conducted a search against the statutory records of the Company in its electronic file maintained at Companies House in Edinburgh on the date hereof, and we have assumed that file is up-to-date in all respects.

UK - 204179144.3

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word "partner" to refer to a member, or an employee or consultant with equivalent standing and qualifications.  It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370 and by the Law Society of Scotland with registered number 47313. A list of members and their professional qualifications is open to inspection at the registered office, Mitre House, 160 Aldersgate Street, London EC1A 4DD. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at www.cms-cmck.com
CMS Cameron McKenna LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name "CMS" and the term "firm" are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com
Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

On the basis of the foregoing, and the assumptions stated below, and subject to any matters not disclosed to us, we hereby advise you that, in our opinion:

1.	as of the date hereof, the Company is duly incorporated and validly existing under the laws of Scotland; and

2.	the Company has the necessary corporate power to create, issue, and sell the Notes; and

3.
when the terms and the offer and sale of a particular tranche or sub-tranche of Notes have been authorized by an Authorized Person, they will have been duly authorized by all necessary corporate action by the Company in conformity with the Indenture.

In giving the foregoing opinion, we have assumed that, as of the date of the issuance of the Notes, (a) the Power of Attorney and the Indenture continue to be in effect and have not been amended, added to, varied or (in the case of the Power of Attorney) revoked; (b) the certifications and assertions made in the Company Certificates remain, true, accurate and not misleading or out-of-date, and (c) there has been no change in Scots law subsequent to the date of this opinion that would affect the authorisation of the Notes.

Our opinions above are limited to the laws of Scotland as applied by the Scottish courts and in effect on the date of this opinion, and we have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America.

This opinion is subject to the provisions of the Banking Act 2009, as amended, and any secondary legislation, instruments or orders made, or which may be made, under it.

This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Notes issued during a period of four months commencing on the date of this opinion, and by Davis Polk for the purposes of its opinions delivered during that period of four months with respect to certain matters of the laws of the State of New York and United States federal law pertaining to the Notes.

This opinion is rendered solely in connection with future issuances of Notes, and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  We further consent to the reference to our name in any pricing supplement relating to an issue of Notes that has been reviewed by Davis Polk & Wardwell LLP (Davis Polk), as United States counsel to the Company, and with respect to which Davis Polk has given its consent in writing to be named therein, provided always that such issue of Notes is made within the abovementioned period of four months, and that any such reference to us is substantially in the form set out in the opinion of Davis Polk to the Company dated 31 March 2015.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.  Save as aforementioned, our opinion is not to be transmitted by you to any other person, nor quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully

/s/ Donald Cumming

partner, for and on behalf of CMS Cameron McKenna LLP